Exhibit 21.1

SUBSIDIARIES OF COVALDO LTD.

Name of Subsidiary	Jurisdiction of Organization
Covalto Inc	USA

Covalto LLC	USA

Covalto Operations LLC	USA

Fortius Intermediate Holdings, LLC	USA

Covalto Ventures, S. de R.L. de C.V.	México

Banco Covalto, S.A. Institución de Banca Múltiple	México

APJusto, S.A.P.I. de C.V., SOFOM, E.R.	México

Justo Lease, S.A.P.I. de C.V.	México

Covalto US Holdings, S.A. de C.V.	México

Visor ADL, S.A.P.I. de C.V.	México

Altius Servicos e Participacoes, LTDA	Brasil

Covalto Merger Sub Ltd.	Cayman Islands